Exhibit 99.1
Diodes Incorporated Reports Third Quarter 2009 Financial Results
Revenue Increases 18% and Gross Profit Increases 37%, Sequentially
GAAP EPS of $0.16, Up $0.23 Over Second Quarter
Dallas, Texas — November 2, 2009 — Diodes Incorporated (Nasdaq: DIOD), a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete and analog semiconductor markets, today reported financial results for the third quarter ended September 30, 2009.
Financial and Business Highlights:
•	Revenue was $122.1 million, an increase of $18.2 million, or 17.5 percent, over second quarter revenue of $103.9 million;
•	Gross profit was $37.6 million, an increase of 37.2 percent over the second quarter of $27.4 million;
•	Gross margin was 30.8 percent, a 450 basis point increase over the second quarter gross margin of 26.3 percent;
•	GAAP net income was $7.0 million, or $0.16 per diluted share, compared to a second quarter net loss of $3.0 million, or ($0.07) per share;
•	Non-GAAP adjusted net income was $9.0 million, or $0.21 per diluted share, compared to a second quarter adjusted net income of $2.5 million, or $0.06 per diluted share;
•
Achieved $19.4 million cash flow from operations, $15.9 million free cash flow and $16.6 million net cash flow for the third quarter, bringing the year to date cash flow from operations to $44.0 million, free cash flow to $31.0 million and net cash flow to $22.6 million;

•	EBITDA was $21.4 million, a 29 percent improvement over the $16.6 million for the second quarter; and
•	Repurchased $19.8 million principal amount of Convertible Senior Notes in exchange for Common Stock, bringing total repurchases to approximately $91 million.
Revenue for the third quarter of 2009 was $122.1 million, an increase of 17.5 percent from the $103.9 million reported in the second quarter of 2009 and off only 9 percent from the record revenue of $134.0 million reported in the third quarter of 2008. The sequential increase in third quarter revenue was driven primarily by demand for the Company’s products utilized in end-equipment such as LCD and LED televisions and LCD panels, set-top boxes, mobile handsets and notebooks. Revenue exceeded the high end of Company’s guidance of a sequential increase of 13 to 17 percent due to customers in Asia advancing fourth quarter orders into the third quarter in preparation for the one-week National Holiday customs shut-down in China, which began October 1st.
Gross profit for the third quarter of 2009 was $37.6 million, or 30.8 percent of revenue, compared to $27.4 million, or 26.3 percent, in the second quarter of 2009 and $38.1 million, or 28.4 percent, in the third quarter of 2008. The increase in gross margin was attributable to continued improvements in utilization at the Company’s packaging facilities as well as increased capacity utilization at its wafer fabrication facilities.
Commenting on the quarter, Dr. Keh-Shew Lu, President and Chief Executive Officer of Diodes Incorporated, said, “The third quarter marked a significant milestone for Diodes as we returned to GAAP profitability, while also delivering robust revenue growth. This achievement is a direct result of our disciplined operational management and solid execution on our new product strategies during the economic downturn that properly positioned the Company to benefit from the recent economic improvements. From the first quarter low point in the business cycle, we have grown revenues by approximately 56 percent and are reaching historical highs in many product areas, in particular our analog business. Over the last several quarters, we have been focused on cash preservation, but we are now in a solid financial position to return to our profitable growth model, which has produced an enviable track record of profitability for the past 18 consecutive years.”
Third quarter GAAP net income was $7.0 million, or $0.16 per diluted share. As a result of generating positive net income for the quarter, 44.0 million fully diluted shares were used to compute third quarter GAAP earnings per share, compared to 41.6 million basic shares used in the second quarter. The diluted shares in the third quarter included approximately 1 million shares issued due to recent repurchases of Convertible Senior Notes in exchange for Common Stock.
Non-GAAP adjusted net income was $9.0 million, or $0.21 per diluted share, which excluded, net of tax, $1.2 million of non-cash interest expense related to the amortization of debt discount on the Convertible Senior Notes in accordance with FASB ASC 470-20 (prior authoritative literature FSP APB 14-1), $0.9 million of non-cash acquisition related intangible asset amortization costs, and nominal amounts for restructuring charges and a loss on the extinguishment of debt. The following is a summary reconciliation of GAAP net income to non-GAAP adjusted net income and per share data, net of tax (in thousands, except per share data):

GAAP net income	$7,020

GAAP diluted earnings per share	$0.16

Adjustments to reconcile net income to adjusted net income:

Amortization of debt discount	1,208

Amortization of acquisition related intangible assets	915

Other	(82)

Non-GAAP adjusted net income	$9,061

Non-GAAP adjusted diluted earnings per share	$0.21

See below for further details of the reconciliation.
Included in GAAP and non-GAAP adjusted net income was approximately $1.8 million, net of tax, non-cash share-based compensation expense. Excluding this expense, both GAAP and non-GAAP adjusted diluted EPS would have increased by an additional $0.04 per share.
EBITDA, which represents earnings before net interest expense, income tax provision, depreciation and amortization, for the third quarter of 2009 was $21.4 million, compared to $16.6 million for the second quarter of 2009 and $19.4 million for the third quarter of 2008. For a reconciliation of GAAP net income to EBITDA, see below.
As of September 30, 2009, Diodes had approximately $438 million in cash and short-term investments, consisting of approximately $126 million in cash and $312 million in short-term investments of par value auction rate securities, which can be put back to UBS AG at par on June 30, 2010 under the previously disclosed settlement (net of the related current liability “no net cost” loan of $204 million). In addition, the Company had $127 million in long-term debt primarily related to its Convertible Senior Notes.
Dr. Lu further commented, “Our future performance will be further driven by increased global demand for our products and improved capacity utilization at our wafer fabrication facilities. Complementing our strong organic growth, our 2008 acquisition of Zetex will continue to enhance Diodes’ scale, product offerings and capability to innovate, which will drive additional growth within our expanded serviceable markets. As we continue to increase our global footprint, we believe we are well positioned for continued market share gains in our high-growth target markets.”

Business Outlook
Dr. Lu concluded, “For the fourth quarter of 2009, we expect revenue to continue to grow and range between $126 million and $130 million. We are pleased with our growth prospects for the fourth quarter as this outlook represents higher sequential growth than our normal seasonal expectations, even when considering the advanced shipments made in the third quarter. Our fourth quarter revenue guidance represents an increase of nearly 50 percent over the fourth quarter of 2008. Additionally, we expect further improvements in utilization at our wafer fabrication facilities with fourth quarter gross margin expected to range between 31 percent and 33 percent. Fourth quarter operating expenses are anticipated to remain comparable to third quarter levels on a percent of revenue basis. In terms of capital expenditures, we will resume our more normalized range of between 10 percent and 12 percent of revenues, primarily due to equipment lead times and our preliminary forecast of demand growth in the seasonally higher quarters of 2010. We also expect our income tax expense for the fourth quarter to be a relatively nominal amount.”
Conference Call
Diodes will host a conference call on Monday, November 2, 2009 at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) to discuss its third quarter 2009 financial results. Investors and analysts may join the conference call by dialing 1-800-798-2796 and providing the confirmation code 61914770. International callers may join the teleconference by dialing 1-617-614-6204. A telephone replay of the call will be made available approximately two hours after the call and will remain available until November 4, 2009 at midnight Central Time. The replay number is 1-888-286-8010 with a pass code of 60768039. International callers should dial 1-617-801-6888 and enter the same pass code at the prompt. Additionally, this conference call will be broadcast live over the Internet and can be accessed by all interested parties on the Investor section of Diodes’ website at http://www.diodes.com. To listen to the live call, please go to the Investor section of Diodes’ website and click on the conference call link at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on Diodes’ website for approximately 60 days.
About Diodes Incorporated
Diodes Incorporated (Nasdaq:DIOD), a Standard and Poor’s SmallCap 600 and Russell 3000 Index company, is a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete and analog semiconductor markets, serving the consumer electronics, computing, communications, industrial and automotive markets. Diodes’ products include diodes, rectifiers, transistors, MOSFETs, protection devices, functional specific arrays, amplifiers and comparators, Hall-effect sensors and temperature sensors, power management devices including LED drivers, DC-DC switching regulators, linear voltage regulators and voltage references, along with special function devices including USB power switch, load switch, voltage supervisor and motor controllers. The Company’s corporate headquarters is located in Dallas, Texas. A sales, marketing, engineering and logistics office is located in Westlake Village, California. Design centers are located in Dallas; San Jose, California; Taipei, Taiwan; Manchester, England and Neuhaus, Germany. The Company’s wafer fabrication facilities are located in Kansas City, Missouri and Manchester; with two manufacturing facilities located in Shanghai, China, another in Neuhaus, and a joint venture facility located in Chengdu, China. Additional engineering, sales, warehouse and logistics offices are located in Taipei; Hong Kong; Manchester and Munich, Germany, with support offices located throughout the world. For further information, including SEC filings, visit the Company’s website at http://www.diodes.com.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such statements include statements regarding our expectation that: our future performance will be further driven by increased global demand for our products and improved capacity at our wafer fabrication facilities; our 2008 acquisition of Zetex will continue to enhance Diodes’ scale, product offerings and capability to innovate, which will drive additional growth within our expanded serviceable markets; as we continue to increase our global footprint, we are well positioned for continued market share gains in our high-growth target markets; for the fourth quarter of 2009, we expect revenue to continue to grow and range between $126 million and $130 million; our fourth quarter outlook represents higher sequential growth than our normal seasonal expectations, even when considering the advanced shipments made in the third quarter; our fourth quarter revenue guidance represents an increase of nearly 50 percent over the fourth quarter of 2008; we expect further improvements in utilization at our wafer fabrication facilities with fourth quarter gross margin expected to range between 31 percent and 33 percent; fourth quarter operating expenses are anticipated to remain comparable to third quarter levels on a percent of revenue basis; in terms of capital expenditures, we will resume our more normalized range of between 10 percent and 12 percent of revenues, primarily due to equipment lead times and our preliminary forecast of demand growth in the seasonally higher quarters of 2010; and we expect our income tax expense for the fourth quarter to be a relatively nominal amount. Potential risks and uncertainties include, but are not limited to, such factors as: the UBS settlement may not provide us with the liquidity intended; we may not realize or maintain the anticipated cost savings or increase loadings in our manufacturing facilities; our future guidance may be incorrect; the global economic weakness may be more severe or last longer than we currently anticipated; and other information detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission.
Recent news releases, annual reports and SEC filings are available at the Company’s website: http://www.diodes.com. Written requests may be sent directly to the Company, or they may be e-mailed to: diodes-fin@diodes.com.
# # #

Company Contact:	Investor Contact:
Diodes Incorporated	Shelton Group
Carl Wertz	Leanne K. Sievers
VP, Finance and Investor Relations	EVP, Investor Relations
P: (805) 446-4800	P: (949) 224-3874
E: carl_wertz@diodes.com	E: lsievers@sheltongroup.com

DIODES INCORPORATED AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2009	2008	2009
	(As Adjusted)		(As Adjusted)
NET SALES	$134,047	$122,122	$345,645	$304,070

COST OF GOODS SOLD	95,929	84,547	235,993	224,632

Gross profit	38,118	37,575	109,652	79,438

OPERATING EXPENSES
Selling, general and administrative	20,841	19,079	52,435	50,375
Research and development	7,212	6,284	15,618	16,944
Amortization of acquisition related intangible assets	1,804	1,271	2,275	3,480
Purchased in-process research and development	7,865	—	7,865	—
Restructuring	—	(291)	—	(440)

Total operating expenses	37,722	26,343	78,193	70,359

Income from operations	396	11,232	31,459	9,079

OTHER INCOME (EXPENSES)
Interest income	1,824	805	9,826	3,907
Interest expense	(3,213)	(1,784)	(7,041)	(5,709)
Amortization of debt discount	(2,748)	(1,981)	(8,073)	(6,471)
Other	(897)	(1,062)	(2,393)	(1,074)

Total other expenses	(5,034)	(4,022)	(7,681)	(9,347)

Income (loss) before income taxes and noncontrolling interest	(4,638)	7,210	23,778	(268)

INCOME TAX PROVISION	(722)	(629)	2,258	4,924

NET INCOME (LOSS)	(3,916)	7,839	21,520	(5,192)

Less: NET INCOME attributable to noncontrolling interest	(659)	(819)	(1,938)	(1,507)

NET INCOME (LOSS) attributable to common stockholders	$(4,575)	$7,020	$19,582	$(6,699)

EARNINGS (LOSS) PER SHARE attributable to common stockholders
Basic	$(0.11)	$0.17	$0.48	$(0.16)

Diluted	$(0.11)	$0.16	$0.46	$(0.16)

Number of shares used in computation
Basic	40,889	42,533	40,585	41,761

Diluted	40,889	44,013	42,746	41,761

Note:	(1) The three and nine months ended September 30, 2008 amounts were adjusted for the retrospective application of FASB ASC 470-20.

(2) Throughout this release, we refer to “net income (loss) attributable to common stockholders” as “net income (loss).”

DIODES INCORPORATED AND SUBSIDIARIES
CONSOLIDATED RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED NET INCOME
(in thousands, except per share data)
(unaudited)
For the three months ended September 30, 2009:

		Other
	Operating	Income	Income Tax
	Expenses	(Expense)	Provision	Net Income
Per-GAAP				$7,020

Earnings per share (Per-GAAP)
Diluted				$0.16

Adjustments to reconcile net income to adjusted net income:

Amortization of acquisition related intangible assets	1,271	—	(356)	915

Restructuring	(291)	—	111	(180)

Loss on extinguishment of debt	—	161	(63)	98

Amortization of debt discount	—	1,981	(773)	1,208

Adjusted (Non-GAAP)				$9,061

Diluted shares used in computing earnings per share				44,013

Adjusted earnings per share (Non-GAAP)
Diluted				$0.21

Note: Included in GAAP and non-GAAP adjusted net income was approximately $1.8 million, net of tax, non-cash share-based compensation expense. Excluding this expense, both GAAP and non-GAAP adjusted diluted EPS would have increased by an additional $0.04 per share.
For the three months ended September 30, 2008:

	Cost of		Other
	Goods	Operating	Income	Income Tax	Net Income
	Sold	Expenses	(Expense)	Provision	(Loss)

Per-GAAP					$(4,575)

Loss per share (Per-GAAP)
Diluted					$(0.11)

Adjustments to reconcile net loss to adjusted net income:

Amortization of acquisition related intangible assets	—	1,804	—	(503)	1,301

Inventory valuations and deprecation adjustments	5,388	—	—	—	5,388

In-process research and development	—	7,865	—	—	7,865

Amortization of debt discount	—	—	2,748	(1,072)	1,676

Adjusted (Non-GAAP)					$11,655

Diluted shares used in computing earnings per share					42,638

Adjusted earnings per share (Non-GAAP)
Diluted					$0.27

Note: Included in GAAP net loss and non-GAAP adjusted net income was approximately $1.6 million, net of tax, non-cash share-based compensation expense. Excluding this expense, both GAAP and non-GAAP adjusted diluted EPS would have increased by an additional $0.04 per share.

DIODES INCORPORATED AND SUBSIDIARIES
CONSOLIDATED RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED NET INCOME — Con’t
(in thousands, except per share data)
(unaudited)
For the nine months ended September 30, 2009:

		Other
	Operating	Income	Income Tax	Net Income
	Expenses	(Expense)	Provision	(Loss)
Per-GAAP				$(6,699)

Loss per share (Per-GAAP)
Diluted				$(0.16)

Adjustments to reconcile net loss to adjusted net income:

Amortization of acquisition related intangible assets	3,480	—	(977)	2,503

Restructuring	(440)	—	(85)	(525)

Gain on extinguishment of debt	—	(1,192)	465	(727)

Forgiveness of debt	—	(1,501)	188	(1,313)

Amortization of debt discount	—	6,471	(2,526)	3,945

Taxes on repatriation of earnings	—	—	10,631	10,631

Adjusted (Non-GAAP)				$7,815

Diluted shares used in computing earnings per share				42,967

Adjusted earnings per share (Non-GAAP)
Diluted				$0.18

Note: Included in GAAP net loss and non-GAAP adjusted net income was approximately $4.8 million, net of tax, non-cash share-based compensation expense. Excluding this expense, both GAAP and non-GAAP adjusted diluted EPS would have increased by an additional $0.11 per share.
For the nine months ended September 30, 2008:

	Cost of		Other
	Goods	Operating	Income	Income Tax
	Sold	Expenses	(Expense)	Provision	Net Income
Per-GAAP					$19,582

Earnings per share (Per-GAAP)
Diluted					$0.46

Adjustments to reconcile net income to adjusted net income:

Amortization of acquisition related intangible assets	—	2,275	—	(635)	1,640

Inventory valuations and deprecation adjustments	5,388	—	—	—	5,388

In-process research and development	—	7,865	—	—	7,865

Currency hedge on purchase price	—	—	1,540	(570)	970

Amortization of debt discount	—	—	8,073	(3,148)	4,925

Adjusted (Non-GAAP)					$40,370

Diluted shares used in computing earnings per share					42,746

Adjusted earnings per share (Non-GAAP)
Diluted					$0.94

Note: Included in GAAP and non-GAAP adjusted net income was approximately $4.9 million, net of tax, non-cash share-based compensation expense. Excluding this expense, both GAAP and non-GAAP adjusted diluted EPS would have increased by an additional $0.11 per share.
ADJUSTED NET INCOME (LOSS)
This measure consists of generally accepted accounting principles (“GAAP”) net income (loss), which is then adjusted solely for the purpose of adjusting for amortization of acquisition related intangible assets, restructuring costs, gain (loss) on extinguishment of debt, amortization of debt discount, inventory valuations and depreciation adjustments, in-process research and development (“IPR&D”) expense, forgiveness of debt, taxes on repatriation of earnings and currency hedge on purchase price, as discussed below. Excluding restructuring costs, gain (loss) on extinguishment of debt, inventory valuations and depreciation adjustments, IPR&D expense, forgiveness of debt, taxes on repatriation of earnings and currency hedge on purchase price provides investors with a better depiction of the Company’s operating results and provides a more informed baseline for modeling future earnings expectations. Excluding the amortization of acquisition related intangible assets and amortization of debt discount allows for comparison of the Company’s current and historic operating performance. The Company excludes the above listed items to evaluate the Company’s operating performance, to develop budgets, to determine incentive compensation awards and to manage cash expenditures. Presentation of the above non-GAAP measures allows investors to review the Company’s results of operations from the same view point as the Company’s management and Board of Directors. The Company has historically provided similar non-GAAP financial measures to provide investors an enhanced understanding of its operations, facilitate investors’ analyses and comparisons of its current and past results of operations and provide insight into the prospects of its future performance. The Company also believes the non-GAAP measures are useful to investors because they provide additional information that research analysts use to evaluate semiconductor companies. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results and may differ from measures used by other companies. The Company recommends a review of net income on both a GAAP basis and non-GAAP basis be performed to get a comprehensive view of the Company’s results. The Company provides a reconciliation of GAAP net income (loss) to non-GAAP adjusted net income.
Detail of non-GAAP adjustments:
Amortization of acquisition related intangible assets — The Company has excluded the amortization of its acquisition related intangible assets including developed technologies and customer relationships. The fair value of the acquisition related intangible assets, which was allocated to the assets through purchase accounting, is amortized using straight-line methods which approximate the proportion of future cash flows estimated to be generated each period over the estimated useful lives of the applicable assets. The Company believes the exclusion of the amortization expense of acquisition related assets is appropriate as a significant portion of the purchase price for its acquisitions was allocated to the intangible assets that have short lives and exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both the Company’s newly acquired and long-held businesses. In addition, the Company excluded the amortization expense as there is significant variability and unpredictability across companies with respect to this expense.
Restructuring costs — The Company has recorded various restructuring charges to reduce its cost structure in order to enhance operating effectiveness and improve profitability. These restructuring activities impacted various functional areas of the Company’s operations in several locations and were undertaken to meet specific business objectives in light of the facts and circumstances at the time of each restructuring event. These restructuring charges are excluded from management’s assessment of the Company’s operating performance. The Company believes the exclusion of the restructuring charges provides investors an enhanced view of the cost structure of the Company’s operations and facilitates comparisons with the results of other periods that may not reflect such charges or may reflect different levels of such charges.
Gain (loss) on extinguishment of debt — The Company excluded the gains and losses from extinguishment of debt from the repurchase of its 2.25% Convertible Senior Notes (“Notes”), which was accounted for under FASB ASC 470-20. These gains and losses were excluded from management’s assessment of the Company’s core operating performance. The Company believes the exclusion of the gains and losses on extinguishment of debt provides investors an enhanced view of gains and losses the Company may incur from time to time and facilitates comparisons with results of other periods that may not reflect such gains or losses.
Amortization of debt discount — The Company has excluded the amortization of debt discount on its Notes, which is recorded in accordance with FASB ASC 470-20. This amortization was excluded from management’s assessment of the Company’s core operating performance. Although the amortization of debt discount is recurring in nature, the expected life of the Notes is five years as that is the earliest date in which the Notes can be put back to the Company at par value. As such, the amortization period ends October 1, 2011, at which time the Company will no longer be recording an amortization of debt discount. In addition, the Company has repurchased some of its Notes, which can make the principal amount outstanding and related amortization vary from period to period, and as such the Company believes the exclusion of the amortization facilitates comparisons with the results of other periods that may reflect different principal amounts outstanding and related amortization.
Inventory valuations and depreciation adjustments — The Company has excluded the inventory valuation and depreciation adjustments. Under GAAP, the Company adjusted the inventory acquired from Zetex to account for the reasonable profit allowance for the selling effort on finished goods inventory and the reasonable profit allowance for the completing and selling effort on the work-in-process inventory. This non-cash adjustment to inventory is not recurring in nature and as such we believe that the exclusion of this adjustment provides investors useful information facilitating an understanding of our gross profit and margins as this impact reduces our gross profit and margins to percentages lower than we have historically achieved and expect to achieve in the future. The exclusion of the depreciation expense allows comparisons of operating results that are consistent over time for both the Company’s newly acquired and long-held businesses. In addition, we exclude the deprecation expense as there is significant variability and unpredictability across companies with respect to this expense.
IPR&D expense — The Company has excluded the non-recurring IPR&D expense, which is non-cash and related to the acquisition of Zetex, from its non-GAAP results. Under GAAP, the Company immediately expensed all the acquired IPR&D as it had not yet reached technological feasibility and had no alternative further use as of the date of acquisition. This adjustment to R&D expense is not recurring in nature and as such we believe that the exclusion of this adjustment provides investors useful information facilitating an understanding of earnings as this impact reduces our earnings to amounts lower than we have historically achieved and expect to achieve in the future.
Forgiveness of debt — The Company excluded the forgiveness of debt related to one of its Asia subsidiaries in the second quarter of 2009. This forgiveness of debt is excluded from management’s assessment of our operating performance. The Company believes the exclusion of the forgiveness of debt provides investors an enhanced view of the adjustment the Company may incur from time to time and facilitates comparisons with the results of other periods that may not reflect such gains.
Taxes on repatriation of earnings — The Company has excluded the non-cash income tax expense related to the repatriation of earnings. During the first quarter of 2009, the Company repatriated approximately $28.5 million of accumulated earnings from one of its Chinese subsidiaries, resulting in additional non-cash federal and state income tax expense. The Company intends to permanently reinvest overseas all of its remaining earnings from its foreign subsidiaries. The Company believes the exclusion of the non-cash income tax expense related to the repatriation of earnings provides investors an enhanced view of a one-time occurrence and facilitates comparisons with results of other periods that do not reflect such a non-cash income tax expense.

Currency hedge on purchase price — The Company incurred a one-time, non-cash currency hedge loss related to the Zetex acquisition in the second quarter of 2008. This currency hedge loss is excluded from management’s assessment of our operating performance for 2008. The Company believes the exclusion of the non-recurring currency hedge loss provides investors an enhanced view of the one-time adjustment the Company may incur from time to time and facilitates comparisons with the results of other periods that may not reflect such charges.
ADJUSTED EARNINGS (LOSS) PER SHARE
This non-GAAP financial measure is the portion of the Company’s GAAP net income (loss) assigned to each share of stock, excluding amortization of acquisition related intangible assets, restructuring costs, gain (loss) on extinguishment of debt, amortization of debt discount, inventory valuations and depreciation adjustments, IPR&D expense, forgiveness of debt, taxes on repatriation of earnings and currency hedge on purchase price, as described above. Excluding restructuring costs, gain (loss) on extinguishment of debt, inventory valuations and depreciation adjustments, IPR&D expense, forgiveness of debt, taxes on repatriation of earnings and currency hedge on purchase price provides investors with a better depiction of the Company’s operating results and provides a more informed baseline for modeling future earnings expectations, as described in further detail above. Excluding the amortization of acquisition related intangible assets and amortization of debt discount allows for comparison of the Company’s current and historic operating performance, as described in further detail above. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results and may differ from measures used by other companies. The Company recommends a review of diluted earnings per share on both a GAAP basis and non-GAAP basis be performed to obtain a comprehensive view of the Company’s results. Information on how these share calculations are made is included in the reconciliation table provided.
DIODES INCORPORATED AND SUBSIDIARIES
CONSOLIDATED RECONCILIATION OF NET INCOME (LOSS) TO EBITDA
EBITDA represents earnings before net interest expense, income tax provision, depreciation and amortization. Management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties, such as financial institutions in extending credit, in evaluating companies in our industry and provides further clarity on our profitability. In addition, management uses EBITDA, along with other GAAP measures, in evaluating our operating performance compared to that of other companies in our industry because the calculation of EBITDA generally eliminates the effects of financing, operating in different income tax jurisdictions, and accounting effects of capital spending, including the impact of our asset base, which can differ depending on the book value of assets and the accounting methods used to compute depreciation and amortization expense. EBITDA is not a recognized measurement under GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, income from operations and net income, each as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures used by other companies. Furthermore, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments.
The following table provides a reconciliation of net income (loss) to EBITDA (in thousands, unaudited):

	Three Months Ended
	September 30,
	2008	2009
Net income (loss) (per-GAAP)	$(4,575)	$7,020
Plus:
Interest expense (income), net (1)	4,137	2,960
Income tax provision (benefit)	(722)	(629)
Depreciation and amortization	20,602	12,092

EBITDA (Non-GAAP)	$19,442	$21,443

	Nine Months Ended
	September 30,
	2008	2009
Net income (loss) (per-GAAP)	$19,582	$(6,699)
Plus:
Interest expense (income), net (2)	5,288	8,273
Income tax provision	2,258	4,924
Depreciation and amortization	37,533	35,079

EBITDA (Non-GAAP)	$64,661	$41,577

(1)	Includes $2.7 million and $2.0 million for the three months ended September 30, 2008 and 2009, respectively, of amortization of debt discount in accordance with FASB ASC 470-20.

(2)	Includes $8.1 million and $6.5 million for the nine months ended September 30, 2008 and 2009, respectively, of amortization of debt discount in accordance with FASB ASC 470-20.

DIODES INCORPORATED AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
ASSETS
(in thousands)
(unaudited)

	December 31,	September 30,
	2008	2009
	(As Adjusted)
CURRENT ASSETS
Cash and cash equivalents	$103,496	$126,072
Short-term investment securities	—	311,900
Accounts receivable, net	74,574	101,695
Inventories	99,118	82,880
Deferred income taxes, current	3,994	8,542
Prepaid expenses and other	15,578	11,783

Total current assets	296,760	642,872

LONG-TERM INVESTMENT SECURITIES	320,625	—

PROPERTY, PLANT AND EQUIPMENT, net	174,667	163,521

OTHER ASSETS
Goodwill	56,791	67,616
Intangible assets, net	35,928	35,751
Other	5,907	4,854

Total assets	$890,678	$914,614

Note: The December 31, 2008 amounts were adjusted for the retrospective application of FASB ASC 470-20 and ASC 810-10-65.

DIODES INCORPORATED AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
LIABILITIES AND EQUITY
(in thousands, except share data)
(unaudited)

	December 31,	September 30,
	2008	2009
	(As Adjusted)
CURRENT LIABILITIES
Lines of credit and short-term debt	$6,098	$207,149
Accounts payable	47,561	57,339
Accrued liabilities	31,195	32,241
Income tax payable	358	3,484
Current portion of long-term debt	1,339	372
Current portion of capital lease obligations	377	313

Total current liabilities	86,928	300,898

LONG-TERM DEBT, net of current portion
Convertible senior notes	155,451	123,098
Long-term borrowings	217,146	3,540

CAPITAL LEASE OBLIGATIONS, net of current portion	1,854	1,726
DEFERRED INCOME TAXES, non-current	7,986	18,189
OTHER LONG-TERM LIABILITIES	22,935	36,820

Total liabilities	492,300	484,271

COMMITMENTS AND CONTINGENCIES	—	—

EQUITY
Diodes Incorporated stockholders’ equity
Preferred stock — par value $1.00 per share; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock — par value $0.66 2/3 per share; 70,000,000 shares authorized; 41,378,816 and 43,508,314 issued and outstanding at December 31, 2008 and September 30, 2009, respectively	27,586	29,006
Additional paid-in capital	167,964	205,549
Retained earnings	241,814	235,114
Accumulated other comprehensive loss	(48,439)	(48,788)

Total Diodes Incorporated stockholders’ equity	388,925	420,881

Noncontrolling interest	9,453	9,462

Total equity	398,378	430,343

Total liabilities and equity	$890,678	$914,614

Note: The December 31, 2008 amounts were adjusted for the retrospective application of FASB ASC 470-20 and ASC 810-10-65.